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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 11-K


[X] ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

      For the fiscal year ended December 31, 1997

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

      For the transition period from    to

      Commission file numbers 2-98306 and 33-13066

A.    Full title of the plan:

                           THE COMMONWEALTH BUILDER

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                   Commonwealth Telephone Enterprises, Inc.

                                 100 CTE Drive
                       Dallas, Pennsylvania, 18612-9774


Note: Financial statements, schedules and accountant's report are being filed in paper format under cover of Form SE.
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                                   FORM 11-K

                                 EXHIBIT INDEX

EXHIBIT NO.
DESCRIPTION


20(a)  Consent of PricewaterhouseCoopers LLP
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                             REQUIRED INFORMATION
(a)    Table of Contents

       Report of Independent Certified Public Accountants
       Statement of Net Assets Available for Benefits
       Statement of Changes in Net Assets Available for Benefits
       Notes to Financial Statements
       Schedules

(b)    Exhibits

       The exhibits listed in the Exhibit Index are filed under cover of Form
       SE.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

THE COMMONWEALTH BUILDER EMPLOYEE SAVINGS PLAN


DATE:  July 10, 1998                            By: /s/ Bruce C. Godfrey
                                                    --------------------
                                                    Bruce C. Godfrey
                                                    Executive Vice President and
                                                    Chief Financial Officer